CODEX DNA

9535 Waples Street, Suite 100
San Diego, CA 92121

September 12, 2021

Timothy Cloutier

Re: Terms of Separation and General Release

Dear Tim,

This letter confirms the agreement (this "***Agreement***") between you and Codex DNA, Inc. ("***CODEX DNA***") concerning the terms of your separation and offers you the Separation Payment, as defined below, in exchange for your general release of known and unknown claims as of the Effective Date of this Agreement.

1. Termination Date. Your at-will employment with Codex DNA terminated effective September 17, 2021 (the "***Termination Date***"). You will be paid through this date.

2. Acknowledgment of Payment of Wages. You agree that on the Termination Date, Codex DNA provided you a final paycheck in the total amount due to you for all wages, salary, bonuses, reimbursable expenses, accrued paid time off and any similar payments due you from Codex DNA as of the Termination Date, less all applicable withholdings and deductions. You acknowledge that you have otherwise been paid all wages, salary, bonuses, and benefits owed to you, and that these amounts are in no way consideration for this Agreement.

3. Benefits. You agree that on the Termination Date, all benefits provided to you by Codex DNA will terminate, except for (a) your right to continue your health insurance under COBRA, and you will be notified in a separate writing of that right, and (b) rights to vested benefits such as under Codex DNA's 401(k) plan, which rights are governed by the terms of the applicable plan documents and agreements.

4. Separation Payment. Within ten (10) business days after the Effective Date of this Agreement, Codex DNA will pay you the following amounts less applicable payroll withholdings and deductions: a one-time separation amount equal to $150,000 which is equivalent to 6 months of pay and $6,590.46 which is the equivalent of 6 months of COBRA individual coverage grossed up for taxes (the "***Severance Payment***"). You agree that you are receiving the consideration outlined in this Section 4 in consideration for waiving your right to claims as setforth in Section 8, and that you would not otherwise be entitled to the payments set forth above.

5. Termination of Stock Options. You agree that the unvested stock options previously granted to you by Codex DNA are terminated and you have no right to any payment in connection with those stock options. It is agreed and understood that, as of September 15, 2021, you have vested in 25% of the 30,000 incentive stock options granted to you on October 22, 2020, and you may exercise those options within 90 days of September 17, 2021. Nothing in this Agreement undermines your entitlement or ability to exercise those stock options.

6. Return of Codex DNA Property. You represent and warrant to Codex DNA that you have returned to Codex DNA all real or intangible property and data of Codex DNA of any type whatsoever that has been in

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CODEX DNA

9535 Waples Street, Suite 100
San Diego, CA 92121

your possession or control.

7. Confidential Information. You agree that you are, and shall continue to be, bound by the Nondisclosure and Invention Assignment Agreement between you and Codex DNA (the "***Employee Invention Agreement***"), attached as Exhibit 1, and that as a result of your employment with Codex DNA you have had access to Codex DNA's Proprietary Information (as defined in the Employee Invention Agreement), and you represent and warrant that you have held and will hold all Proprietary Information in strictest confidence and that you have not made and will not make use of such Proprietary Information on behalf of anyone. You further represent and warrant that you have delivered to Codex DNA all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

8. Waiver of Claims. You, on behalf of yourself and your spouse, successors, heirs, and assigns, hereby forever irrevocably release and discharge Codex DNA, Inc. and its affiliates, and subsidiaries, and the officers, shareholders, employees, directors, contractors, attorneys, and agents of each of them, and the successors, heirs and assigns of all of the foregoing (collectively "***Releasees***"), from all claims, demands, complaints. rights, actions, defenses, counterclaims, proceedings, liability, damages, losses, expenses and other amounts and remedies that you have ever had, have now or may in the future have, of any kind whatsoever that can be released ("***Claims***"), whether known or not known, and whether or not matured or liquidated, including, without limitation, and by way of example only, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, personal injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Fair Labor Standards Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the California Fair Employment and Housing Act, the California Unruh Act, the California Constitution, the California Labor Code, the California Business & Professions Code, the California Government Code, the California Civil Code and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and any claims relating to or arising from any equity in or rights relating to equity in Codex DNA, Inc.. You covenant and agree not to sue or otherwise institute or cause to be instituted, or assist any other person or entity in instituting or causing to be instituted any Claims against any Releasee except as set forth below, and except for your compliance with a valid court order or subpoena, provided that you give Codex DNA reasonable advance written notice of such court order or subpoena and cooperate with Codex DNA's efforts to quash or otherwise terminate or limit such court order or subpoena.

This general release, discharge and waiver of claims excludes, and you do not waive, release, or discharge: (a) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although you waive any right to monetary relief related to such a charge or administrative complaint; and (b) any other claims which cannot be waived by law; (c) indemnification rights you have from Codex DNA; and (d) any rights to vested benefits, such as 401(k) plan benefits, the rights to which are governed by the terms of the applicable plan documents and agreements.

By signing below, you represent and warrant that you have not been denied any request for leave to which you believe you were legally entitled, and you were not otherwise deprived of any of your rights under the

Family and Medical Leave Act or any similar state or local statute; and you have not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in the foregoing general release and waiver.

By signing below, you expressly waive all rights afforded to you by Section 1542 of the Civil Code of the State of California, which provides as follows:

> **A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.**

You represent and agree that you are fully informed of your rights under Section 1542 and knowingly and intentionally waive such rights. The release in this Section is final and irrevocable, and an independent covenant binding notwithstanding any breach of this Agreement by Codex DNA.

9. Nondisparagement. You represent and warrant that you have not and will not take any action or make any statement (oral or written) that disparages or criticizes Codex DNA, its affiliates, parent companies, subsidiaries, and related entities, or its officers, directors, or employees, or that harms Codex DNA or any of Codex DNA affiliates', parent companies', subsidiaries', and related entities', or Codex DNA's officers', directors', or employees' respective reputations, or that disrupts or impairs Codex DNA's normal, ongoing business operations. This provision applies to all of your interactions through any medium, either orally or in writing, including but not limited to electronic mail, television, radio, computer networks or Internet bulletin boards, blogs, social media (e.g. Facebook, LinkedIn, Twitter), employee rating sites (e.g., Glassdoor), or any other form of communication with third parties, anonymous or not, including without limitation any conversations or correspondence that you might have with organizations, governmental entities, and persons with whom Codex DNA engages in business, as well as with employees of Codex DNA. You further agree to provide Codex DNA with information confirming your social media and Internet identity, username, or handle for purposes of determining whether you have breached this Section. You further agree to promptly comply with all reasonable requests by Codex DNA to remove all of your social media and/or Internet postings or publications that are reasonably determined by Codex DNA to be in breach of this Section within three (3)days upon receipt of such request. Nothing in this provision is intended to impair your or any other employee's rights under the National Labor Relations Act. You understand that this provision does not apply on occasions when you are subpoenaed or ordered by a court or other governmental authority to testify orgive evidence and must respond truthfully. You further agree not to otherwise interfere with Codex DNA's business operations, including, without limitation, Codex DNA's efforts to develop, market and sell its products and services. You agree that for the proven breach of the obligations of this Section, Codex DNA will be entitled to recover, in addition to and without limiting any other remedy or right (other than a claim for damages) that it may have at law or in equity, liquidated damages in the sum of One Thousand Dollars ($1000) for each breach of this Section, which sum represents the Parties' reasonable and fair estimate of the loss Codex DNA would likely sustain for each such breach.

You should direct all reference checks for prospective employers to Codex DNA's Human Resources Department at hr@codexdna.com. In response to any requests for information about your employment with Codex DNA, Codex DNA's Human Resources Department shall only provide the following information: (1) confirmation of your dates of employment; (2) your position titles; and (3) your rates of pay. In no event will Codex DNA provide any reasons for or description of your separation or the circumstances surrounding the same, nor any assessment of your qualifications, competencies, or character.

10. Tax Treatment. You understand and agree that Codex DNA is not providing tax, legal advice, nor any

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representations regarding tax obligations or consequences, if any, related to this Agreement. You further agree that you will assume any such tax obligations or consequences owed by you that may arise from this Agreement,and that you shall not seek any indemnification from Codex DNA in this regard. In the event that any taxingbody determines that additional taxes are due from you, you agree that you shall assume all responsibil tyfor the payment of any such taxes, and agree to indemnify, defend, and hold Codex DNA harmless from the payment of such taxes, and any judgments, penalties, taxes, costs, and attorneys' fees incurred by Codex DNA as a consequence of your failure to withhold taxes.

11. Legal and Equitable Remedies. You agree that any breach by you or on your behalf of this Agreement will cause Releasees irreparable harm for which monetary damages are an inadequate remedy, and that therefore, in addition to any other remedy available to them, for any breach of this Agreement by you or on your behalf, Releasees have the right to obtain injunction, specific performance or other equitable relief without the posting of bond or security, or if required, then the minimum bond or security required, and you agree that $500 is a reasonable amount of bond or security. In the event that any party to this Agreement brings a claim for breach of this Agreement, or to enforce the terms of this Agreement, the prevailing party shall be entitled to his/its reasonable attorneys' fees and costs.

12. Confidentiality. You represent and warrant that you have maintained and will maintain in confidence the contents, terms and conditions of this Agreement and the negotiations and facts leading to and comprising the negotiations resulting in this Agreement and that you have not disclosed and will not disclose any of the foregoing except to your spouse/fiancé, accountant or attorneys or pursuant to valid court order or subpoena, provided that you give Codex DNA reasonable advance written notice of such court order or subpoena andcooperate with Codex DNA's efforts to quash or otherwise terminate or limit such court order or subpoena. You agree that if you are asked for information concerning this Agreement or the settlement contained herein, or the facts leading to or comprising the negotiations that led to this Agreement and settlement, youwill state only that you and Codex DNA reached an amicable resolution of any disputes concerning your separation from Codex DNA. Any breach of this confidentiality provision shall be deemed a material breachof this Agreement. You further agree that if you breach any of the promises contained in this Section or itssubparts, Codex DNA shall be entitled to recover its reasonable attorneys' fees and other costs in the event that Codex DNA prevails in a proceeding to enforce any provision of this Section or its subparts. You furtheragree that for the proven breach of the non-disclosure obligations of this Section and its subparts, Codex DNA will be entitled to recover, in addition to and without limiting any other remedy or right (other than a claim for damages) that it may have at law or in equity, liquidated damages in the sum of One Thousand Dollars ($1,000) for each non-permissible disclosure, which sum represents the Parties' reasonable and fair estimate of the loss Codex DNA would likely sustain for each such breach.

13. No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

14. No Knowledge of Wrongdoing. You represent that you have no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves you or other present or former Codex DNA employees.

15. Contingent Obligation. Codex DNA's obligations under this Agreement are contingent upon your

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compliance with all terms and conditions provided for herein. You expressly agree that if you are found by a Court or arbitrator to be in material breach any of your obligations under this Agreement, Codex DNA may cease making any payments due under this Agreement, and recover all payments already made under this Agreement, in addition to all other availablelegal remedies.

16. Negotiated Terms. The provisions of this Agreement are the result of negotiations between the parties, and each party represents that it has had such legal and other advice as it determined appropriate, and that the terms herein are fair and reasonable. This Agreement will not be construed in favor of or against either party by reason of the extent to which it participated in the preparation of this Agreement.

17. Entire Agreement. This Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the Employee Invention Agreement. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute this Agreement, and you acknowledge that you have executed this Agreement in reliance only upon the express provisions of this Agreement.

18. Modification. This Agreement may not be modified in any respect except by another written agreement that specifically states the intention to modify this Agreement that is executed by authorized representatives of each party. A party will only waive its rights under this Agreement to the extent it provides written notice stating the intention to waive such rights, and such waiver is only effective to the extent set forth in such written notice and not thereafter for the same or any other rights herein.

19. ADEA Waiver / Review of Terms of Agreement. By your signature below, you acknowledge, agree and understand that:

a. Under the general release detailed above, you are waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act ("ADEA"); the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Agreement; the payments and other consideration that are being provided to you are of significant value and are in addition to what you otherwise would be entitled; you have been advised to consult with your own attorney concerning the terms of this Agreement.

b. You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. If you do not return a signed copy of this Agreement within such twenty-one (21) day period, it expires without having had any force or effect.

c. You also understand you may revoke this Agreement within seven (7) days of signing below and that the Severance Payment to be paid to you pursuant to Section 4 will be paid only after the end of that seven (7) day revocation period ("***Effective Date***"), provided that you have not revoked this Agreement during such time. Revocation must be made by delivering a written notice of revocation to Laura Puga, Vice President, People & Culture, Codex DNA Inc., 9535 Waples, Ste. 100, San Diego California, 92121, and which must be received by Codex DNA no later than the close of business on the seventh (7th) calendar day after execution (or the next business day thereafter, if the seventh (7th) calendarday is not a business day). Notice shall be effective if and only if it is delivered within the revocation periodset forth above by one or more of the following means: (a) personally delivered; (b) overnight courier; or (c)registered or certified mail.

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CODEX DNA

9535 Waples Street, Suite 100
San Diego, CA 92121

20. Counterparts. This Agreement may be executed in counterparts, and all counterparts in hardcopy or electronic form will together comprise this Agreement. This Agreement may be signed electronically, and by provision of an electronic copy containing a party's signature, and such electronic signature or copy is effective to bind the party to this Agreement.

21. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, it will be deemed to be modified to the minimum extent necessary to be valid and enforceable, and if it cannot be so modified, then the invalid or unenforceable provision will be replaced with a provision that is valid and enforceable and most closely accomplishes the intention of the invalid or unenforceable provision while complying with applicable law.

22. Choice of Law and Arbitration. This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding choice of law principles. Any dispute arising under or relating in any way to this Agreement will be resolved exclusively by arbitration. The Parties agree to arbitrate through Judicial Arbitration and Mediation Services (JAMS) or an agreed upon dispute resolution service, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation orotherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other Party. The arbitrator's decision shall be final, binding, and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law and that the Parties will follows JAMS Rules of Arbitration applicable to employment disputes. The Parties expressly waive any entitlement to have such controversies decided by acourt or a jury.

YOU UNDERSTAND THAT YOU ARE VOLUNTARILY AGREEING TO ARBITRATE DISPUTES ARISING UNDER THIS AGREEMENT AND THAT YOU ARE GIVING UP YOUR RIGHT TO A TRIAL BY JURY.

If you agree to this Agreement, please sign and return one copy of this Agreement to me within the twenty-one (21) day period described above. Codex DNA wishes you the best in your future endeavors.

DocuSigned by:
By: Laura Puga — Date: 9/12/2021
C672928267CA4FC...
Laura B. Puga
Vice President, People & Culture
Codex DNA, Inc.

CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. BY SIGNING THIS AGREEMENT YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

I have read, understand and of my own free will agree to the terms set forth above:

DocuSigned by:
Tim Cloutier — Date: 9/17/2021
0EDC7F075405480...
Employee

Exhibit 1 Nondisclosure and Invention Assignment Agreement

9535 Waples Street, Suite 100
San Diego, CA 92121

EXHIBIT 1

Nondisclosure and Invention Assignment Agreement

See Attached.

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